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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Fresh Foods, Inc. on Form S-3 of our report dated May 7, 1998 relating to the financial statements of Fresh Foods, Inc. appearing in the Annual Report on Form 10-K of Fresh Foods, Inc. for the year ended February 27, 1998, and our report dated May 1, 1998 relating to the financial statements of the Pierre Foods Division of Hudson Foods, Inc., appearing in the Current Report of Fresh Foods, Inc. on Form 8-K dated June 24, 1998.

     We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hickory, North Carolina
July 30, 1998